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                                                                      Exhibit 15






October 8, 2002

Board of Directors and Stockholders
Aon Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-4) and related Prospectus of Aon Corporation for the registration of $250,000,000 6.20% Notes due 2007 of our reports dated April 29, 2002 (except for Note 1, as to which the date is August 14, 2002) and August 14, 2002 relating to the unaudited condensed consolidated interim financial statements of Aon Corporation which are included in its Form 10-Q/A and Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, respectively.



                                             /s/ERNST & YOUNG LLP